Exhibit 19
NEWMARKET CORPORATION
INSIDER TRADING POLICY
Effective: December 12, 2024

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of NewMarket Corporation (the “Company”) and the handling of confidential information about the Company and its subsidiaries and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (1) engaging in transactions in the securities of that company; or (2) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to the Policy

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries (each such person, a “Covered Person”). The Company may also determine that other persons should be subject to this Policy and thus defined as a Covered Person, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to certain family members or members of the household of a Covered Person and entities controlled by a Covered Person, as described below.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities, as described below.

Individual Responsibility

Covered Persons have ethical and legal obligations (1) to maintain the confidentiality of information about the Company and its subsidiaries and the companies with which the Company engages in transactions or does business and (2) to not engage in transactions in Company Securities or the securities of another company while in possession of material nonpublic information. Covered Persons must not engage in illegal trading and must avoid the appearance of improper trading. Each Covered Person is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee, officer or director pursuant to this Policy (or

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otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Each Covered Person could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

The Company’s then serving General Counsel shall serve as the Compliance Officer for purposes of this Policy, and in his or her absence, the Company’s then serving Secretary or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1. Engage in transactions in Company Securities, except as otherwise specified in     this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”
2. Recommend that others engage in transactions in any Company Securities;
3. Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4. Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

It is also the policy of the Company that the Company will not engage in transactions in Company Securities while aware of material nonpublic information relating to the Company or Company Securities, except pursuant to a valid Rule 10b5-1 Plan.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

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Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Quarterly or annual financial results;
•A pending or proposed tender offer;
•A pending or proposed merger, acquisition or disposition of a significant asset or business;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional equity or debt securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The authorization by the Company’s Board of a repurchase program for Company Securities;
•A structural or other material change in the Company’s pricing or cost structure;
•A change in senior management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems; or
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the

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information is released. If, for example, the Company were to make an announcement of material nonpublic information on a Monday after the market opened for that day, a Covered Person should not trade in Company Securities until Thursday. As another example, if the Company were to make an announcement on a Monday before the market opened for that day, a Covered Person should not trade in Company Securities until Wednesday.

Transactions by Family Members and Others

This Policy applies to family members of a Covered Person who reside with such Covered Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the household of a Covered Person, and any family members who do not live in the household of a Covered Person but whose transactions in Company Securities are directed by a Covered Person or are subject to influence or control of a Covered Person, such as parents or children who consult with a Covered Person before they trade in Company Securities (collectively referred to as “Family Members”). A Covered Person is responsible for the transactions of these Family Members and therefore should make them aware of the need to confer with the Covered Person before they trade in Company Securities, and a Covered Person should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for such Covered Person’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to a Covered Person or a Covered Person’s Family Members. An example of this Policy not applying in this situation would be a trust where the beneficiaries are a Covered Person’s family members, but where the trustee of the trust has sole power to make all investment decisions regarding any Company Securities held by the trust (without any influence by a Covered Person) and such trustee is not a Covered Person or a Covered Person’s Family Member.

Transactions by Entities that a Covered Person Influences or Controls

This Policy applies to any entities that are influenced or controlled by a Covered Person, including any corporations, limited liability companies, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for a Covered Person’s own account.

Exception for Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of vested restricted stock.

Savings Plan. This Policy does not apply to purchases of Company Securities in the Company’s Savings Plan resulting from periodic contribution of money to the plan pursuant to payroll

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deduction election or through automatic dividend reinvestment. This Policy does apply, however, to certain elections a Covered Person may make under the Savings Plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company Securities fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company Securities fund; (c) an election to borrow money against a Covered Person’s Savings Plan account if the loan will result in a liquidation of some or all of the Company Securities fund balance; (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company Securities fund; and (e) any other withdrawals from the Savings Plan that would require sales from the Company Securities fund. It should be noted that sales of Company Securities from a Savings Plan account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

Other Similar Transactions. Since Company practices evolve over time, it is important to note as a catch-all that any other purchase of Company Securities directly from the Company or sales of Company Securities directly to the Company are not subject to this Policy, since those transactions are not subject to the insider trading laws.

No Short-Term Trading

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons engage in certain short-term trading transactions. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, a Covered Person who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). Outside of periodic contribution of money to the Savings Plan pursuant to payroll deduction election, through automatic dividend reinvestment or Company matching contributions, (a) for non-officers, under the Savings Plan, there is also a prohibition on directing a sale under the Savings Plan followed by a directed purchase back into the Savings Plan within a ninety day period, and (b) for Company officers, there is a prohibition on effecting both a purchase and a sale under the Savings Plan within a six month period.

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. Each of the following persons is defined as a “Pre-Clearance Person” under this Policy: (a) each member of the Company’s Board of Directors, (b) each executive officer of the Company, (c) each Covered Person who is a President, Vice President or Managing Director at the Company or any of its subsidiaries, (d) the Company Human Resource Director(s), the Company Finance Director and the Company Corporate Secretary, (e) each Covered Person who reports directly to the Company’s Chief Financial Officer, and (f) each Covered Person who has been designated in writing by the Compliance Officer as a Pre-Clearance Person. The Pre-Clearance Procedures and Quarterly Trading Restrictions apply to each Pre-Clearance Persons as described below.

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Pre-Clearance Procedures. The Pre-Clearance Persons, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a Pre-Clearance Person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and, if the requestor is subject to Section 16, should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.

Quarterly Trading Restrictions. The Pre-Clearance Persons, as well as their Family Members or Controlled Entities, may not conduct any purchase or sale transactions involving the Company’s Securities (other than as specified by this Policy), during a “Restricted Period” beginning thirty days prior to the end of each fiscal quarter and ending following the second business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct purchase or sale transactions in Company Securities during the “Window Period” beginning on the second business day following the public release of the Company’s quarterly earnings and ending thirty days prior to the close of the next fiscal quarter.

Event-Specific Restricted Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, persons with knowledge of the event may not engage in transactions in Company Securities, even during a Window Period.

Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a Covered Person must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets the conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities pursuant to the plan may occur even when the person who has entered into the plan is aware of material nonpublic information.

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To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the expected entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted in accordance with an approved Rule 10b5-1 Plan is required.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures and quarterly trading restrictions specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Restricted Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.